Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Dominari Holdings Inc. (the “Company”) on Form S-8 (File No. 333-267318, File No. 333-210627, File No. 333-197429, and File No. 333-185524) and Form S-3 ( File No. 333-238172), of our report dated March 31, 2023 with respect to our audit of the consolidated financial statements of Dominari Holdings Inc. as of December 31, 2022 and for year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Dominari Holdings Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

New York, NY

March 31, 2023